Exhibit 99.1

GSI Group Announces the Results of its Rights Offering in

Connection with its Confirmed Plan of Reorganization

BEDFORD, MA July 14, 2010—GSI Group Inc. (Pink Sheets: GSIGQ ) (the “Company” or “GSI”) announced today that the subscription period for its rights offering (the “Rights Offering”) expired on July 7, 2010, bringing in irrevocable subscriptions for about 80% of the total number of shares offered. As such, 37,756,069 shares of the reorganized Company (“New Common Shares”) were subscribed for a total subscription price of $67,960,924. The Rights Offering was conducted pursuant to the Final Fourth Modified Joint Chapter 11 Plan of Reorganization of the Company and certain of its subsidiaries (collectively, the “Debtors”), as confirmed by the United States Bankruptcy Court for the District of Delaware (the “Court”) on May 27, 2010 (the “Plan”). Pursuant to the Plan, the Company offered to sell to holders of its common shares and vested rights to shares (the “Existing Holders”) up to a maximum of $85 million of New Common Shares upon emergence from bankruptcy at a purchase price per share of $1.80 (the “Price Per Share”). Of the total New Common Shares subscribed for in the Rights Offering, $64,889,486 were subscribed for by payment in cash and $3,071,438 were subscribed for by exchange of GSI Group Corporation’s 11% Senior Notes due 2013 in the principal amount of $210 million (the “Senior Notes”).

Also pursuant to the Plan, and subject to the terms and conditions of a Backstop Commitment Agreement, certain holders of the Senior Notes (the “Backstop Investors”) agreed to backstop the entire Rights Offering. Regardless of the number of shares purchased in the Rights Offering, the Backstop Investors agreed to purchase a minimum of $20 million of New Common Shares by exchanging the principal amount of Senior Notes for New Common Shares at the Price Per Share. Because the difference between the total amount of the shares offered and the shares subscribed for in the Rights Offering is less than $20 million, 11,111,111 New Common Shares for a total of the backstop commitment amount of $20 million will be issued pursuant to the backstop commitment.

The Rights Offering will be consummated upon the Company’s emergence from bankruptcy, which is subject to numerous closing conditions. The Company currently expects the emergence to occur on or about July 23, 2010 (the “Effective Date”) and the New Common Shares subscribed for in the Rights Offering and to be issued pursuant to the backstop commitment will be issued on such date. The Cash Proceeds will be held in escrow and released on the Effective Date and will, as provided in the Plan, be used to pay down the Senior Notes.

As a result of the Rights Offering and the shares to be issued pursuant to the backstop commitment, the Existing Holders, including those holders who may also be noteholders, will receive approximately 86.0 million New Common Shares or 86.1% of Reorganized Company’s post-reorganization outstanding shares (subject to the distribution of the New Common Shares placed in reserve pending resolution of certain litigation matters unrelated to the Chapter 11 Cases); the holders of Senior Notes, including the Backstop Investors, will receive approximately 13.89 million New Common Shares or 13.9% of Reorganized Company’s post-reorganization outstanding shares; and GSI Group Corporation would issue new debt in the form of new 12.25% Senior Secured PIK Election Notes in the principal amount of approximately $107.04 million pursuant to the Plan.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are quoted on Pink Sheets OTC Markets Inc. (GSIGQ).

More information about GSI is available on the company’s website at www.gsig.com. For additional information, please contact GSI Group Inc., Investor Relations, at (781) 266-5137 or InvestorRelations@gsig.com.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” “would” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: the ability of the Company to successfully emerge from the Chapter 11 bankruptcy proceedings; the consummation of the transactions contemplated by the Plan including the issuance of the New Common Shares in the Rights Offering and pursuant to the backstop commitment; and other statements that are not historical facts. These forward looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the ability of the Company to successfully complete the transactions contemplated by the plan of reorganization and the results of the Plan and Rights Offering including the issuance of a substantial amount of equity securities in exchange for a portion of the Company’s current indebtedness and the dilutive impact of such issuance, and the incurrence of additional material obligations as part of the Plan. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s subsequent filings with the SEC made prior to or after the date hereof including the Company’s current report on Form 8-K filed with the SEC on June 4, 2010. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.